UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 29, 2011

Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (301) 795-1800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

PNC Construction Loan Agreement

On July 29, 2011, Emergent BioSolutions Inc. (the “Registrant”), entered into a Loan Agreement (the “PNC Loan Agreement”) and related agreements with PNC Bank, National Association (“PNC”) under which PNC will provide a loan of up to $30.0 million to the Registrant based on periodic requests, primarily to fund the ongoing build-out of the Registrant’s Baltimore facility. A portion of the proceeds of the initial draw on the loan under the PNC Loan Agreement was used to make final payment on a pre-existing loan between Emergent Manufacturing Operations Baltimore LLC (“Emergent Manufacturing Operations”), a wholly-owned subsidiary of the Registrant, and HSBC Realty Credit Corporation (USA) (“HSBC”) related to the initial purchase of the Baltimore facility (the “HSBC Loan Agreement”). Additional information regarding the PNC Loan Agreement is set forth below in Item 2.03 and is incorporated by reference in this Item 1.01 in its entirety.

PNC Equipment Loan Agreement

On August 3, 2011, Emergent Manufacturing Operations and the Registrant entered into a separate loan agreement with PNC to provide a loan to fund equipment purchases at the Registrant’s Baltimore facility (the “Equipment Loan Agreement”). Under the Equipment Loan Agreement, PNC will make advances to the Registrant of up to $12.0 million through August 3, 2012 based on periodic requests from the Registrant. To date, the Registrant has not requested any advances under the Equipment Loan Agreement.  Each request for advance under the Equipment Loan Agreement will be secured by the specific collateral described in such request, as well as by the Registrant’s other collateral securing the Registrant’s obligations under the PNC Loan Agreement.  The Equipment Loan Agreement contains affirmative and negative covenants that are substantially similar to those contained in the PNC Loan Agreement, as well as covenants that are customary for equipment financings of this type. Negative covenants in the Equipment Loan Agreement limit the ability of the Registrant to incur indebtedness and liens; sell assets; make loans, advances or guarantees; and enter into certain mergers or similar transactions.

Item 2.02 Results of Operations and Financial Condition.

On August 4, 2011, the Company announced financial and operating results for the quarter ended June 30, 2011. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Form 8-K, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the PNC Loan Agreement is incorporated by reference in this Item 2.03 in its entirety.

Under the PNC Loan Agreement, PNC will make advances to of up to $30.0 million through July 28, 2012 based on periodic requests from the Registrant.  The Registrant has drawn $17.8 million on the loan to date, of which $6.2 million was used to repay the HSBC Loan Agreement.  The Registrant is required to make monthly payments under the PNC Loan Agreement based on the amounts then outstanding, including interest based on certain options made available to the Registrant with respect to each draw on the loan.  With respect to the initial draw on the loan, the Registrant’s interest rate is a one-month option of LIBOR plus 3.18725%. The Registrant’s payment obligations are secured by the accounts receivable of Emergent BioDefense Operations Lansing LLC that relate to BioThrax supply contracts with the U.S. government.  Payment obligations relating to the PNC Loan Agreement may be accelerated upon the occurrence of an event of default under the PNC Loan Agreement or the Equipment Loan Agreement. Such events of default include, subject in some cases to specified cure periods, payment defaults; inaccuracy of representations and warranties in any material respect; defaults in the observance or performance of covenants; bankruptcy and insolvency related defaults; the entry of one or more final judgments for the payment of more than $500,000 million that are not satisfied within 30 days; uninsured loss or destruction of a material portion of the collateral; invalidity of loan documents relating to the PNC Loan Agreement; and the occurrence of a material adverse change in financial condition.  The PNC Loan Agreement contains affirmative and negative covenants customary for financings of this type. Negative covenants in the PNC Loan Agreement limit the ability of the Registrant to incur indebtedness and liens; sell assets; make loans, advances or guarantees; and enter into certain mergers or similar transactions. The PNC Loan Agreement also contains financial covenants that require the Registrant and its consolidated subsidiaries to maintain a balance of unencumbered cash or liquid investments of $50,000,000; maintain on a quarterly basis, on a rolling four quarters basis, a ratio of all indebtedness for borrowed money to earnings before interest, taxes, depreciation and amortization for the most recent four quarters of less than 2.00 to 1.00; and maintain, on a quarterly basis, on a rolling four quarters basis, a ratio of earnings before interest, taxes, depreciation and amortization less cash taxes to the total current obligations and interest expense of indebtedness for borrowed money of at least 1.25 to 1.00.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated August 4, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           EMERGENT BIOSOLUTIONS INC.

                                           By: /s/R. Don Elsey

                                           R. Don Elsey
                                           Chief Financial Officer